Exhibit 10.1

VALLEY  RANCH  BUSINESS  PARK  LEASE

ARTICLE 1.  PARTIES.  This Lease made this 4th day of February, 2014, by and between McMullen SPE, LLC, the Lessor (hereinafter designated as the “Landlord”), and Esperion Therapeutics, Inc., the Lessee (hereinafter designated as the “Tenant”).

W I T N E S S E T H :

ARTICLE 2.  DESCRIPTION OF PREMISES.  Landlord, for and in consideration of the rents to be paid and the covenants and agreements to be performed by Tenant, does hereby lease to Tenant premises (“Leased Premises” or “Premises”) situated in the Township of Pittsfield, Washtenaw County, Michigan, more particularly described as:

7,941 rentable square feet of space located in the Valley Ranch Business Park and situated at 3891 Ranchero Drive, Suite 150, Ann Arbor, Michigan, 48108 (hereinafter together with all adjacent land and real property “Building”), said Leased Premises being more particularly described as the premises shown in Exhibit “A-1” attached hereto and incorporated herein by reference and specifically made a part hereof, together with the right to use the Common Areas and facilities in common with Landlord and other tenants of the Building.  Throughout the Term of the Lease, Tenant shall be permitted to use and access the Common Areas.  As used herein, the term “Common Areas,” shall mean and include (but is not limited to): all parking areas; driveways, roadways and access roads; truckways; pedestrian sidewalks; landscaped and/or planted areas, planter boxes, and retaining walls, public restrooms, if any, exterior lighting facilities and all other areas and improvements which may be provided by Landlord for the general convenience of, or use in common by the tenants or occupants of the Building and their employees, customers and invitees.

ARTICLE 3.  TERM.  The term of this Lease shall be for a period of sixty three (63) months, (“Term”) commencing on the “Commencement Date” which shall be the later of: (a) the date that Landlord shall tender the Leased Premises to the Tenant with the Delivery Conditions satisfied, following ten (10) business days prior notice of such date; or (b) April 1, 2014.  The term of this Lease shall end sixty three (63) months after the Commencement Date.  If the Commencement Date is other than the first day of a month, then the term of Lease shall be extended by the number of days remaining in the month that the lease is commenced so that the termination date of the lease is the last day of a month.  As used herein, the “Delivery Conditions” shall mean that the Leased Premises are: (a) in broom clean condition and free of all debris, (b) in compliance with all laws, ordinances, administrative rules and regulations, building codes, fire codes and insurance underwriter requirements (collectively, “Laws”), (c) in good operating and physical condition and otherwise ready for Tenant to commence use of the Leased Premises, and (d) with the Landlord’s Work Substantially Completed (as defined in the attached Work Letter).  Landlord acknowledges that timely satisfaction of the Delivery Conditions is important to Tenant’s business operations and that as a material inducement for Tenant entering into this Lease the Landlord covenants to timely complete the Delivery Conditions.  If the Landlord’s failure to satisfy the Delivery Conditions continues for more than sixty (60) days after April 1, 2014 and such failure is not caused by action or inaction of Tenant, then in addition to Tenant’s other rights and remedies, Tenant shall receive one (1) day of free rent for each day which Landlord fails to satisfy the Delivery Conditions past May 31, 2014.

Within thirty days after written request by either party, the parties shall execute a Commencement Date Agreement setting forth the Commencement and Expiration Dates of Lease and such other information as either Landlord or the mortgagee of the Building shall reasonably request.

ARTICLE 4.  RENT.  Tenant shall and hereby agrees to pay Landlord as base rent for the Leased Premises, the following:

Months of Lease Term	Monthly Installment of Rent	Annual Rental Rate per Rentable Square Foot
Months 1-3:	$0.00	$0.00
Months 4-15:	$7,941.00	$12.00
Months 16-27:	$8,179.23	$12.36
Months 28-39:	$8,424.61	$12.73
Months 40-51:	$8,677.35	$13.11
Months 52-63:	$8,937.67	$13.51

Tenant shall pay Operating Expenses, Taxes and Insurance as described in Article 5 of Lease during the full term of Lease.

Except as otherwise provided in this Lease to the contrary, rent is payable without any prior demand therefore and without any reduction or setoff whatsoever in lawful money of the United States, on the first (1st) day of each and every calendar month during the term of this Lease, at the office of the Landlord, or at such other place as Landlord may designate in writing from time to time; provided, however, that if the Lease shall commence on a day other than the first (1st) day of a calendar month, then the rental for such month shall be prorated daily based on a thirty (30) day calendar month.

ARTICLE 5.  OPERATING EXPENSES, TAXES AND INSURANCE

(a)  Tenant shall pay as additional rent, in the manner hereinafter provided, Tenant’s proportionate share of all Operating Expenses, Taxes, and Insurance (collectively, the “Additional Rent”).

(b)  As used in this Article:

1.  “Proportionate Share” means a fraction, the numerator of which shall be the number of leaseable square feet of floor area in the Leased Premises, and the denominator of which shall be the net leaseable floor area of the Building, as defined in Section 39 of this Lease.  The parties hereby agree that the Proportionate Share is 26.8%.

2.  “Operating Expenses” means, except as otherwise excluded herein, all expenses incurred by the Landlord for the operation and maintenance of the Building and surrounding property of the Landlord, excluding those charges expressly made payable by the Tenant under this Lease, and real estate and personal property taxes and assessments and insurance defined separately hereunder. Such expenses shall include, by way of illustration and not limitation, utilities and lighting (if separately metered to the Leased Premises, then with respect to fuel or electric only as the same pertains to Common Areas); common area maintenance; parking lot maintenance, repair and lighting; snow and trash removal; maintenance and repair of all private drives, landscaping, walkways, easements and facilities located therein, associated with Building; maintenance and repair of all roofing, plumbing and electrical systems; supplies, reasonable wages and benefits of employees used in the management, operating or maintenance of the Building and governmental charges (other than deductions from wages) with respect thereto; water and sewer charges (except to the extent separately metered to Tenants).  Notwithstanding the foregoing, any management fee charged included in Operating Expenses shall not exceed 3% of total base rent for the Building on an annual basis.  If and to the extent any improvement or replacement completed by Landlord constitutes a capital expenditure under GAAP and is permitted to be included in Operating Expenses, only an amortized portion of such expense shall be included in Operating Expenses during any year or term with such amortized amount being determined based on the reasonable useful life of such item, as determined in accordance with GAAP.  For utility meters used in common with other tenants and/or common space, Landlord shall allocate a pro rata share of such meters to Tenant based on a reasonable estimation of Tenant usage of meters and pass-through only that pro-rata share to Tenant.

3.  “Taxes” shall mean real estate property taxes, personal property taxes and assessments attributable to Building.

4. “Insurance” shall mean all premium payments made for all insurance coverage not expressly made payable by the Tenant under this Lease, which coverage was acquired by the Landlord in the reasonable exercise of Landlord’s business judgment or required by the Building’s mortgagee(s), and shall include, without limitation, casualty, public liability and property damage, worker’s compensation and rental insurance.

(c)  Operating Expenses, Taxes and Insurance and the cost to Landlord of providing repair and maintenance to Leased Premises are to be estimated and paid on the first (1st) day of each month during the lease term in the same manner and place as minimum rent.  If the Commencement Date occurs on a day other than the first (1st) day of a calendar month, then the amount for such month shall be prorated based on a thirty (30) day calendar month and be paid on the Commencement Date.  The estimated amount paid shall be periodically adjusted up or down based on Landlord’s reasonable estimation of future expenses.  Actual expenses incurred by Landlord for Operating Expenses, Taxes and Insurance shall be reconciled by Landlord not less than annually with Landlord submitting such reconciliation to Tenant within ninety (90) days after the end of each calendar year, along with any supporting documentation which Tenant shall reasonably request.  Should the reconciliation show that the actual amount of Tenant’s Proportionate Share of Operating Expenses, Taxes and Insurance were greater than the amount paid by Tenant, then Tenant shall reimburse Landlord for the difference.  If Tenant’s Proportionate Share of Operating Expenses, Taxes and Insurance were less than the amount paid by Tenant, then Landlord shall promptly reimburse Tenant within ten (10) days.  Tenant’s payment for Taxes shall be calculated as one-twelfth of its portion of the annual real estate bill attributable to Building and payment for Insurance shall be calculated as one-twelfth of its portion of the annual premium cost for the required coverages.  In the event Tenant disputes Landlord’s determination of Operating Expenses, Taxes or Insurance, Tenant, an employee of Tenant or an accountant shall have the right after reasonable notice and at reasonable times to inspect Landlord’s accounting records at Landlord’s management office.  Both Tenant’s and Landlord’s obligation hereunder shall survive the expiration or termination of lease.

ARTICLE 6.  UTILITIES.

(a)  The Tenant shall pay, Tenant’s Proportionate Share of the cost of the water, sewer and Common Area electricity charges for the Building.  Tenant shall pay said share as additional rent in the manner provided in Article 5 hereof.  Landlord has or will install separate meters for electricity and natural gas service to the Leased Premises.  Tenant shall pay directly to the utility provider for the electricity and natural gas used by Tenant in the Leased Premises. For natural gas or electric meters used in common with other tenants and/or common space Landlord shall allocate a pro rata share of such meter to Tenant based on a reasonable estimation of usage and pass-through only that pro rata share to Tenant.  If, and to the extent the Leased Premises are separately metered with the utility service provided in Tenant’s name, Tenant shall not cause or allow the termination of any natural gas or electrical service to the Leased Premises during the term hereof.

(b)  Electricity shall be provided to the Tenant for lighting and business office equipment, including personal computers, computer servers, copiers and refrigerator.

(c)  Tenant shall not use electric current which exceeds the capacity of the electric system of the Building or Leased Premises, notwithstanding any consent by the Landlord to the use of any electrical devices on the Leased Premises or elsewhere in the Building by Tenant.  Any addition to the electrical system of the Building made necessary by the electric consumption on the Leased Premises or elsewhere in the Building by the Tenant shall be made by the Landlord at Tenant’s expense.

(d)  Landlord reserves the right, without liability to Tenant or affecting Lease, to reasonably interrupt without undue discomfort heating, air conditioning, electrical and plumbing service to Leased Premises for repairs, replacements, alteration, during emergencies, and when prevented from supplying the same by strike, shortage or governmental regulation.

ARTICLE 7.  USE OF THE LEASED PREMISES.

(a)  The Tenant shall use the Leased Premises only as an office for general business purposes, including any ancillary or related uses.

(b)  Subject to Landlord’s representation and warranty that the Leased Premises are in full compliance with all Laws as of the Commencement Date, Tenant shall, at its own expense, comply with all Laws affecting the Leased Premises hereby leased and the cleanliness, safety, occupation and use of same.

(c)  So long as Landlord’s insurance policy contains commercially reasonable rules and restrictions, the Tenant shall not do or permit anything to be done on the Leased Premises or keep anything therein which would invalidate the Landlord’s casualty or liability insurance on the Building, and the Tenant shall pay the Landlord as additional rent, upon written notice, the amount of any increase in the Landlord’s insurance premiums caused by things done on or kept in the Leased Premises by Tenant.

(d)  Landlord shall cause the Building and Leased Premises, at its sole cost and expense and without reimbursement as part of the Operating Expenses, to comply with all future changes in existing Laws and Laws which are enacted after the date of this Lease.

(e)  Landlord, at its sole cost, rather than Tenant shall be responsible for the environmental condition of the Building and Leased Premises existing as of the Commencement Date.  Landlord hereby agrees to defend, indemnify and save harmless Tenant from all claims, costs, damages, demands, expenses, fines, judgments, liabilities and losses (including reasonable attorneys’ fees) which arise from or in connection with hazardous materials (including asbestos) located on the Leased Premises or Building as of the Commencement Date or any violation of environmental laws occurring prior to the Commencement Date.

(f)  Landlord shall provide the following services to the Leased Premises at all times unless otherwise specified: (i) ventilation, air conditioning and heating for normal office purposes, in reasonable amounts and at temperatures sufficient for Tenant’s use and occupancy but at least sufficient to maintain the temperature between 69 and 75 degrees Fahrenheit; (ii) electric for lighting and operation of Tenant’s equipment and trade fixtures in an amount not less than 5 watts per square foot (exclusive of lighting); (iii) water/sewer service for drinking, lavatory and toilet purposes from the regular Building supply; (iv) fire suppression as required by law; and (v) bulb replacement.

(g)  Throughout the Term of the Lease, Tenant shall be permitted to use, free of charge, thirty two (32) parking spaces in the parking lot adjacent to the Building and as necessary, in neighboring lot located at 3923 Ranchero Drive.

(h)  With respect to Tenant’s telecommunications facilities and services, Tenant shall select the providers and make arrangements directly with all providers of Tenant’s telecommunications facilities and services (hereinafter individually and collectively referred to as “Tenant’s Telecommunications Service Provider”) and pay for services provided by it to Tenant pursuant to a separate agreement between Tenant and Tenant’s Telecommunications Service Provider.  Tenant and Tenant’s Telecommunications Service Provider shall have use of telephone/data closets, risers, shafts, conduits or other facilities in and on the Building, to bring such telecommunications services to the desired portions of the Leased Premises.

(i)  Tenant shall have the right, subject to Landlord’s reasonable approval regarding location, which shall not be unreasonably withheld, delayed or conditioned, to use a portion of the roof of the Building for satellite, antennae, and/or supplemental HVAC equipment. Such rights shall be at no cost to Tenant.

(j)  Letter dated August 5, 2013 from Hobbs + Black Architects addressed to Jeff Loveland is attached as Exhibit D.

ARTICLE 8.  REPAIRS BY LANDLORD.  Landlord shall make all necessary repairs and replacements to the Building and to the surrounding property, common areas, and systems located therein so and to maintain the same in a first class condition and as may be necessary to cause the Building to comply with all existing and newly enacted Laws, together with all repairs to Leased Premises; provided, however, that the cost of such repairs and replacements shall be governed by the provisions of Article 5 hereof to the extent provided therein.  Notwithstanding the foregoing, the cost of replacement of the roof, walls, foundation, parking lot, structural components of Building, as well as the HVAC system and other Building systems (including any major components thereof) shall be completed at Landlord’s sole cost and expense and without reimbursement by Tenant as part of Operating Expenses.  Landlord shall have reasonable opportunity to obtain the necessary materials and workmen to complete said repairs.  Except to the extent Tenant’s use and occupancy of the Leased Premises are materially affected due to the negligence of Landlord, its employees, agents or contractors, there shall be no allowance to Tenant or any diminution in rent and no liability on the part of Landlord by reason of inconvenience, annoyance, or injury to business arising from repairs in or to any portion of the Building or the Leased Premises by Landlord.  Landlord shall use its best efforts to minimize the effect of the exercise of its rights hereunder upon Tenant’s use of the Leased Premises.

ARTICLE 9.  REPAIRS BY TENANT.  Subject to the waiver of subrogation contained in Article 41, all damage or injury to the Premises and/or the Building or its fixtures and equipment caused by or resulting from the willful omission or negligence of Tenant, Tenant’s servants, employees, contractors, agents, visitors or licensees shall be repaired or replaced by Landlord at Tenant’s expense, payable within thirty (30) days after rendition of a bill therefore. Tenant shall, at the termination of Lease, surrender Leased Premises (together with all alterations, repairs and improvements thereon) to Landlord in the same condition as they were at the commencement of Lease, subject to: (i) reasonable wear and tear, (ii) damages caused by casualty or condemnation; (iii) such matters as Landlord is required to repair or restore under this Lease, (iv) latent defects in the Leased Premises, (v) any Cosmetic Alterations or alterations made with Landlord’s consent (unless Landlord, at the time it gives such consent, expressly requires in writing removal or restoration of such alterations), (vi) any partitions, flooring, floor covering, pipes, wires, cabling, ducts or conduits installed by Tenant provided these are cut off or capped in accordance with all applicable codes; and (vii) any repairs or replacements required due to any changes to any existing (or newly enacted) law, ordinance, administrative regulation, building or fire code which are enacted after the Commencement Date.

ARTICLE 10. REPAIRS TO LEASED PREMISES.  Except to the extent such repairs or replacements are the Landlord’s obligation under this Lease, should Landlord incur repair and maintenance costs for Leased Premises with respect to repairs that Tenant has requested that the Landlord complete, then Tenant shall reimburse Landlord for the reasonable out of pocket costs incurred by Landlord.  Landlord, at Landlord’s election, may include such costs in computing the amounts due pursuant to Article 5(c) of Lease.

ARTICLE 11.  ALTERATIONS.  Except for Cosmetic Alterations, Tenant agrees that the Leased Premises shall not be altered, improved or changed without prior written consent of Landlord which consent shall not be unreasonably withheld, delayed or conditioned.  All alterations, improvements and changes, except movable office furniture installed at the expense of the Tenant shall, unless otherwise provided by written agreement, be the property of Landlord and remain upon and be surrendered with the Leased Premises; provided, however, that Landlord, as a condition of its approval of such alteration, may designate, at the time such alteration is approved, that such alterations, must be removed by Tenant at the expiration of this Lease, and Tenant shall promptly remove the same and repair any damage to the Leased Premises caused by such removal.  All damage or injury done to the Leased Premises by the Tenant, or by any person who may be in or upon the Leased Premises with the consent, invitation or license of Tenant (excluding Landlord, its employees, agents or contractors), shall be paid for by Tenant.  Tenant shall not permit or suffer any lien to attach to the Building or any part thereof, and indemnify and save harmless Landlord against the same.  If any lien shall attach to the Building or is claimed, Landlord shall have the right to require Tenant to furnish a bond or other indemnity satisfactory to Landlord.  Tenant shall have the right to perform, without Landlord’s consent, any alteration, addition, or improvement that satisfies all of the following criteria (a “Cosmetic Alteration”): (1) is not visible from the exterior of the Premises or Building; (2) will not affect the systems or structure of the Building; (3) costs less than $5,000.00 in the aggregate during any twelve (12) month period of the Term, and (4) does not require work to be performed inside the walls or above the ceiling of the Premises (except for installation of computer or telecommunications wiring).  In addition, Landlord acknowledges and agrees that Tenant, at its sole cost and expense, shall be permitted to plant flowers around the perimeter of the Building, provided that Tenant shall be responsible for selection and upkeep of such plants to Landlord’s standards and approval.

ARTICLE 12.  CONDEMNATION.  In the event of the taking or condemnation for any reason by any public or quasi-public authority, entity or corporation having the power of eminent domain, the following shall apply:

(a)  If all the Building or Leased Premises is taken or condemned, the Lease shall terminate effective as of the date of taking.

(b)  If a portion of the Building or Leased Premises is taken or condemned and the remainder of either is, in Landlord’s opinion, not economically usable, Landlord shall notify Tenant of the termination of the Lease effective as of the date of taking.

(c)  If a portion of the Leased Premises is taken or condemned and the remainder is economically usable by Tenant, this Lease shall terminate as to the portion taken effective as of the date of taking and continue as to the remainder.  Landlord shall, to the extent reasonable using the award from such condemnation proceedings, repair and restore the remainder to its condition as of the date of taking.  Tenant’s base rent hereunder shall be reduced by the ratio of the area taken to the area of the Leased Premises prior to the taking.  Any prepaid rent shall be applied against subsequent rental due.

(d)  A voluntary sale or transfer in lieu of but under the threat of condemnation shall be considered a taking or condemnation.

(e)  Landlord shall be entitled to all compensation paid as a result of such taking or condemnation and Tenant shall have no claim against Landlord or the condemning authority for any part thereof except that Tenant may pursue a claim against the condemning authority for loss of business, cost of relocation or cost of removal of Tenant’s trade fixtures, furniture and equipment only if such claim does not diminish or adversely affect the compensation to be paid to Landlord.

ARTICLE 13.  DAMAGE BY FIRE AND OTHER CASUALTY.

(a)  If the Leased Premises or any part thereof shall be damaged by fire or other casualty, subject to the terms hereof, Landlord shall proceed with reasonable diligence to repair or cause to be repaired such damage to the condition in which the Leased Premises were delivered by Landlord to Tenant, and if the Leased Premises, or any part thereof, shall be rendered untenable by reason of such damage, the base rent hereunder, or an amount thereof apportioned according to that area of the Leased Premises so rendered untenable, if less than the entire Leased Premises, shall be abated for the period from the date of such damage to the date when the damage shall have been repaired as aforesaid; provided, however, that if the Landlord or any mortgagee or ground lessor of the Building shall be unable to collect the insurance proceeds (including rent insurance proceeds) applicable to such damage because of some action or inaction on the part of the Tenant, or the employees, licensees or invitees of the Tenant, the consequential damages of Landlord resulting from such delay shall be paid by the Tenant and there shall be no abatement of rent.  The Landlord will not carry insurance of any kind on the Tenant under the provisions of this Lease, nor on any improvement, alteration, or betterment made by Tenant to the Leased Premises, and Landlord shall not be obligated to repair any damage thereto or replace the same.

(b)  Notwithstanding Article 13 (a) hereof, in case the Building or the Leased Premises shall be so damaged by such fire or other casualty that substantial alteration or reconstruction of the Building or the Leased Premises shall be required (even though, as to the Building, the Leased Premises shall not have been damaged by the fire or other casualty) then either Landlord or Tenant may, at their option, terminate this Lease and the term and estate hereby granted, by notifying the other party in writing of such termination, within sixty (60) days after the date of such damage.

(c)  Notwithstanding any term or provision hereof to the contrary, Landlord shall not be liable for any damages to Tenant for delays in commencing or completing repairs to the Leased Premises after fire or other casualty resulting from adjustment of insurance claims, governmental requirements, or any cause beyond Landlord’s reasonable control.  Notwithstanding the foregoing, upon the occurrence of a casualty affecting the Leased Premises, Tenant shall be permitted to terminate the Lease if any of the following conditions exist: (i) such casualty cannot reasonably be repaired within ninety (90) days; (ii) such casualty is not actually repaired within ninety (90) days; or (iii) if any casualty occurs during the last year of the Term.

ARTICLE 14.  INDEMNIFICATION;  INSURANCE.  Subject to the waiver of subrogation contained in Article 41, each party agrees to indemnify and hold harmless the other from any liability for damages to any person or property in or on the Leased Premises or to the Leased Premises or the Building as a result of its own negligence, or the negligence of its agents, employees, licensees and invitees.  The Tenant will procure and keep in effect during the term hereof public liability, contractual liability and property damage insurance, naming Landlord as an additional insured, in the sum of Three Hundred Thousand ($300,000.00) Dollars for bodily injury, One Hundred Thousand ($100,000.00) Dollars for property damage liability and a general liability policy with limits of liability of One Million ($1,000,000.00) Dollars for damages resulting from one occurrence, and a like aggregate limit for each annual period of such coverage.  The Tenant shall deliver said policies or certificates of said insurance coverage to the Landlord, and must notify the Landlord within five (5) business days of the termination of said policies.  Upon the Tenant’s failure to maintain such insurance, the Landlord may, at its option, obtain such insurance, and the cost thereof shall be paid as additional rent due and payable when the next installment of annual rent is due.

During the Term, Landlord shall maintain the following types of insurance, in the amounts specified below: (i) Commercial General Liability Insurance (which insurance shall not exclude blanket, contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $1,000,000 combined single limit; and $1,000,000 aggregate for the policy period; and (ii) ISO Special Causes of Loss Form Insurance in the amount of the full replacement cost of the Building and other insurable improvements, including, without limitation, the Landlord’s Work.  Landlord’s insurance shall be primary as to any claims or damages within the common areas of the Building.

ARTICLE 15.  RULES AND REGULATIONS OF BUILDING.  The Tenant shall comply and cause Tenant’s agents, employees and invitees to comply with all reasonable rules and regulations of the Landlord for the Building and the Landlord’s property surrounding the same, provided the Tenant is given a written copy of such rules and regulations. (See Exhibit C)

ARTICLE 16.  GRAPHICS, BUILDING DIRECTORY AND NAME.

(a)  Tenant shall be permitted to place its standard signage on the entry door to the Leased Premises.  Tenant shall provide and install all letters or numerals on Building’s standard entrance doors to the Leased Premises; all such letters and numerals shall be in the Building’s standard graphics, or, by written permission from Landlord, may be in the

Tenant’s standard company logo style.  Landlord shall provide, at its sole cost and expense, signage for Tenant on the monument sign for the Building in the most prominent position available on such monument sign at time of Lease execution. Except for the signage described above, no signs, numerals, letters or other graphics shall be used or permitted on the exterior of, or which may be visible from outside the Leased Premises, unless approved in writing by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned.

(b)  Landlord reserves the right to change the name or address of the Building from time to time as Landlord shall deem proper.

ARTICLE 17.  PROPERTY LOSS.  Except to the extent caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors, Landlord shall not be liable to the Tenant for (i) any loss of property entrusted to employees of the Landlord or its agents or stolen from the Building or the property of the Landlord surrounding the same; (ii) any loss or damage resulting from fire, explosion, loose tiles, steam, gas, electricity, rain, water or leaks from any part of the Building, conduits or appliances therein, the roof, street or sub-surface or dampening, except where Landlord is negligent; or (iii) damage to persons or property resulting from the actions of other tenants of the Building, their agents, employees and invitees.

ARTICLE 18.  ASSIGNMENT AND SUBLETTING.  Except for a Permitted Transfer, the Tenant shall not assign this Lease or sublet all or any part of the Leased Premises without the prior written consent of the Landlord, such consent shall not be unreasonably withheld, delayed or conditioned.  This shall not relieve Tenant of liability hereunder.  If the Landlord consents to such an assignment or subletting, the Tenant shall deliver an original executed copy of the assignment or sublease and an executed assumption of the terms of this Lease by the assignee in form satisfactory to the Landlord prior to the assignee or subtenant taking possession.  Consent by the Landlord to any assignment or sublease shall not relieve the Tenant from the obligation to obtain the Landlord’s consent to all future assignments and subleases, and the Landlord may require that it consent to any assignment or sublease by a subtenant as part of the assumption by the subtenant of the terms of this Lease.  As used in this Article, the terms “sublease” and “subtenant” shall mean any sublease affecting the Leased Premises and any tenant under such a sublease, respectively.  Notwithstanding anything contained herein to the contrary, Tenant shall not be required to obtain Landlord’s consent for the following transfers (individually and collectively, “Permitted Transfers”): (i) the assignment of this Lease or sublet of all or any part of the Leased Premises to a parent, subsidiary, affiliate, or successor (by merger, consolidation, transfer of assets, assumption or otherwise) of Tenant; (ii) the assignment of this Lease or sublet of all or any part of the Leased Premises to an entity which purchases substantially all of the interests in or assets of Tenant or an operating division, group, or department of Tenant, or which purchases the majority of Tenant’s business as conducted in the Leased Premises; (iii) the transfer of a majority or controlling interest in Tenant; (iv) the assignment of this Lease or sublet of all or any part of the Leased Premises to an entity or entities created by the division of Tenant using the Leased Premises into one or more separate corporations, partnerships, or other entities; and (v) the assignment of this Lease or sublet of all or any part of the Leased Premises in connection with the public offering of the stock of Tenant, any affiliated or successor entity of Tenant, or any entity created in connection with the “spin-off” of an operating division, group, or department of Tenant.

ARTICLE 19.  ACCESS TO THE LEASED PREMISES.  The Landlord shall have access to the Leased Premises:

(a)  during normal business hours for the purpose of (i) inspecting the Leased Premises; (ii) making repairs, alterations or improvements to the Leased Premises or the utility systems of the Building (the Landlord shall have the right to make repairs, alterations, additions or improvements to the utility systems of the Building within the Leased Premises); (iii) showing the Premises for the purpose of selling or refinancing the Building; and (iv) to perform any obligations of the Tenant under this Lease the Tenant has failed to perform;

(b)  for a period of ninety (90) days prior to the expiration of this Lease for the purpose of leasing the Leased Premises; and

(c)  at any time during an emergency.

Notwithstanding the foregoing, Landlord’s reserved rights and access rights set forth above shall be subject to the following: (a) giving Tenant at least twenty-four (24) hours advance written notice, except in an emergency and (b) Landlord shall not interfere with or disrupt the normal operation of Tenant’s business.

ARTICLE 20.  RIGHT TO PERFORM TENANT’S OBLIGATIONS.  If the Tenant shall fail to perform any of Tenant’s obligations under this Lease (other than the payment of money) within thirty (30) days after notice of non-performance from the Landlord or, if such obligation cannot reasonably be performed within thirty (30) days, if the Tenant does not commence performance within such thirty (30) day period and diligently continue performance until completed, the Landlord may perform the Tenant’s obligation.  The Tenant shall pay the Landlord all reasonable out of pocket expenses the Landlord incurs in performance of the Tenant’s obligation upon being given notice thereof, plus interest at the average prime commercial lending rate in the City of Ann Arbor from the date such expense is incurred.  No default of the Tenant resulting in the Landlord’s performance of the Tenant’s obligation shall be deemed cured until the Tenant pays the Landlord the Landlord’s expenses in performing the obligation, plus interest as required in this Article.

ARTICLE 21.  RIGHT TO MORTGAGE.  At the option of each mortgagee holding a mortgage now or hereafter covering the Building and each owner of the Building which acquired ownership by the termination of a ground lease, this Lease shall be either subordinate or superior to the lien of such mortgagee or the title of such owner.  The Tenant shall execute and deliver within fourteen (14) days of request, a commercially reasonable form of SNDA.  As used in this Article, the term “mortgage” includes all modifications, renewal and extensions thereof.  Within fourteen (14) days after the date of this Lease, Landlord shall provide Tenant with a commercially reasonable form of SNDA from any party holding a mortgage or other security interest encumbering the Building or any portion thereof.

ARTICLE 22. ESTOPPEL CERTIFICATE.  Upon request by the Landlord, the Tenant shall deliver in recordable form a statement to any lender about to make a loan to the Landlord secured by a mortgage covering the Leased Premises, a mortgagee under an existing mortgage covering the Leased Premises, prospective transferee of all or part of the Landlord’s interest in the Leased Premises or to the Landlord certifying but only to the best of Tenant’s knowledge without inquiry or inspection of the Leased Premises, any facts that are then true with respect to this Lease, including without limitation (if such be the case), that this Lease Agreement is in full force and effect, that the Tenant is in possession, that the Tenant has commenced the payment of rent, the date through which various rentals and charges have been paid, that there are no defenses or offsets under this Lease claimed by the Tenant, or if there are defenses or offsets, stating what they are, that the Tenant is not in default and that the Tenant has no knowledge of any default by the Landlord or any event which but for the passage of time or giving of notice or both would constitute a default by the Landlord.

ARTICLE 23.  QUIET ENJOYMENT.  The Landlord covenants that Tenant, on payment of all the aforesaid installments and performing all the covenants aforesaid shall and may peacefully and quietly have, hold and enjoy the said Leased Premises for the term aforesaid, subject to the terms of this Lease.

ARTICLE 24.  HOLDING OVER.  The Tenant shall not acquire any right or interest in the Leased Premises by remaining in possession after termination of this Lease.  During any such period of holding over:  (a) the Tenant shall be a tenant at will, but subject to all the obligations imposed upon Tenant by this Lease, reference to the term of this Lease and the termination of this Lease being deemed to refer to the tenancy at will and its termination, except (b) the annual rent to be paid by Tenant shall be 150% of the rate of the annual rent immediately preceding the termination of this Lease, and (c) no option to renew or extend this Lease shall apply to the period of holding over.  Landlord acknowledges and agrees that during the initial ninety (90) days of any holdover by Tenant, Landlord’s sole and exclusive remedy on account of such holdover shall be the receipt of the increased rental amount described above.

ARTICLE 25.  DEFAULT.

(a)         The following shall be defaults by the Tenant:

(i)  The Tenant shall fail to pay any rental or other sum of money becoming due hereunder and such failure to pay shall continue for more than ten (10) days after written notice from Landlord after the applicable due date or shall continue to use the Leased Premises or the Building in violation of a health ordinance or so as to void the certificate of occupancy or commercially reasonable insurance on the Building and such use continues for more than thirty (30) days after written notice from Landlord or such further reasonable period if Tenant has commenced the cure of such default within such thirty day period;

(ii)  The Tenant fails to deliver an Estoppel Certificate or subordination within fourteen (14) days after requested by the Landlord;

(iii)  The Tenant shall fail to perform any other covenant of this Lease, which failure continues for more than thirty (30) days after written notice from Landlord or such further reasonable period if Tenant has commenced the cure of such default within such thirty day period;

(iv)  The estate of the Tenant created hereby shall be taken in execution or by other process of law;

(v)  The Tenant shall be declared insolvent under State insolvency law;

(vi)  A receiver shall be appointed for all the property or business of the Tenant;

(vii)  An assignment shall be made of the Tenant’s property for the benefit of creditors.

(b)         In addition to and without limiting any other provision of Lease granting Tenant remedies for a breach by Landlord, if Landlord defaults or fails to perform any of its representations, warranties, covenants or obligations under this Lease and fails to cure such default within a reasonable time after written notice from Tenant specifying the nature of such default, Tenant, at its option, in addition to any other remedies available to Tenant at law or in equity, may (i) proceed in equity or at law to compel Landlord to perform its obligations, and/or (ii) perform or cause the performance of Landlord’s obligations, and any such amount incurred by Tenant shall be payable by Landlord to Tenant within ten (10) days following Tenant’s written demand for payment with interest specified in Article 20 of this Lease and if not so paid, may be offset against and deducted from the Rent and other sums subsequently accruing under this Lease.  For purposes of this Section, a roof leak or other property condition required to be repaired by Landlord that interferes with the Tenant’s business operations, threatens to damage Tenant’s personal property or threatens to injure people shall be deemed an emergency.

ARTICLE 26.  REMEDIES.  Upon the Tenant’s default, the Landlord may, in addition to any other right or remedy it may enjoy and in accordance with Michigan law:

(a)  Terminate this Lease immediately upon giving of notice to the Tenant.

(b)  If default consists in whole or in part of the Tenant’s failure to expend funds, make the necessary expenditures for the account of the Tenant, who shall reimburse the Landlord therefore with interest at the rate specified in Article 20 of this Lease.

(c)  Terminate the Tenant’s right to possession of the Leased Premises without terminating the term of this Lease, immediately upon the giving of notice to the Tenant.

Upon termination of this Lease for any reason or by any means, or upon termination of the Tenant’s right of possession as provided above, the Tenant shall promptly surrender possession to the Landlord and vacate the Leased Premises and the Landlord may evict Tenant from the Leased Premises in accordance with applicable law.  If the Landlord elects to terminate the Tenant’s right of possession without terminating the term of this Lease, the Landlord may, at its option, lease or sublet all or any part of the Leased Premises for the account of the Tenant on such terms and conditions and for a term longer or shorter than the unexpired term of this Lease, as the Landlord may elect, and collect from the Tenant any balance remaining due on the rent or other obligations payable by the Tenant under this Lease.  The Tenant shall pay the Landlord upon written demand all expenses of reletting, including without limitation, broker’s fees, attorney’s fees and the cost of Tenant improvements, with interest thereon at the average prime rate in the City of Ann Arbor from the date expended by the Landlord.  Landlord agrees to use commercially reasonable efforts to relet the Leased Premises and mitigate any damages which Landlord may incur due to Tenant’s default under this Lease.

If the Landlord terminates this Lease, the Tenant shall pay the Landlord, as its sole and exclusive damages, (i) upon written demand, the expense of reletting with interest as provided for in the previous paragraph, and (ii) as damages, the present discounted value (assuming a 5% discount rate) of the remaining rental payments which would have been paid during the Term to the extent such amount is greater than the fair market rental value of the Leased Premises.

ARTICLE 27.  SECURITY DEPOSIT.  Upon execution of this Lease, the Tenant shall deposit $7,941.00 with the Landlord as security for the performance by the Tenant of the terms of the Lease.  The Landlord may use, apply or retain (without liability for interest) the whole or any part of the security so deposited to the extent required for the payment of any rent or other sum as to which the Tenant may be in default hereunder or for any sum which the Landlord may expend by reason of the Tenant’s default.  Provided the Tenant shall comply with all the terms of this Lease, such security shall be returned to the Tenant, without interest, unless required by law, upon termination of this Lease and within ten (10) days after surrender of possession of the Leased Premises to the Landlord as required by this Lease and payment of additional rent under Article 5.

Tenant hereby agrees not to look to the Mortgagee, as Mortgagee, Mortgagee-in-possession or successor-in-title to the property for accountability for any security deposit required by the Landlord hereunder, unless said sums have actually been received by said Mortgagee as security for the Tenant’s performance of this Lease.

ARTICLE 28.  WAIVER.  No waiver of any covenant or condition of this Lease or of the nonperformance of the same for any particular time shall be construed as a waiver of a subsequent breach of the same or another covenant or condition hereof, and the consent or approval of Landlord or Tenant to or of any act requiring consent or approval of the other party shall not be deemed to waive or render unnecessary such party’s consent or approval to or of any subsequent similar acts.

ARTICLE 29.  ADDITIONAL RENT.  All payments required to be made by the Tenant under this Lease in addition to the annual rental, including but not limited to those denominated as additional rent, shall be deemed rent, and the Landlord shall have the same rights and remedies with respect to such payments and the failure to pay same as for the payment and failure to pay rent.  If no time for payment of any such amount is specified, it shall be deemed payable within thirty (30) days after written demand therefor by the Landlord.

ARTICLE 30.  LANDLORD’S EXPENSES.  If the Tenant shall at any time be in default and the Landlord shall deem it necessary to engage attorneys to enforce the Landlord’s rights hereunder, the determination of such necessity being in the reasonable discretion of the Landlord, the Tenant will reimburse the Landlord for the reasonable expenses incurred thereby, including but not limited to, court costs and reasonable attorney’s fees.

ARTICLE 31.  LATE PAYMENTS.  Whenever the Tenant fails to make any payment of annual rent or additional rent hereunder within ten (10) business days after payment is due, the Tenant shall pay to the Landlord, in addition thereto, five (5%) percent thereof as liquidated damages to cover the Landlord’s costs of administration in collecting the payment and the losses incurred by the Landlord in not receiving timely payment.

ARTICLE 32.  NOTICES.  Any notice desired or required to be given hereunder shall be in writing and delivered personally, mailed to the recipient at the mailing address set forth below, or in the case of the Tenant, delivered or mailed to the Leased Premises.  Any mailed notice shall be sent registered or certified mail, return receipt requested, and shall be deemed given when posted with sufficient postage prepaid.  Either party may change its mailing address by notice to the other party.  If more than one person or entity constitutes the Tenant, notice addressed and/or sent to one such person or entity shall be deemed notice to the Tenant.

MAIL NOTICE ADDRESS:

Landlord:	McMullen SPE, LLC
825 Victors Way, Suite 150
Ann Arbor, MI 48108

Tenant:	Esperion Therapeutics, LLC
Attn: Richard Bartram
3891 Ranchero Drive, Suite 150
Ann Arbor, MI 48108

ARTICLE 33.  NO BROKER.  The Tenant warrants and represents that no broker, other than Swisher Commercial, was involved on Tenant’s behalf in negotiating or consummating this Lease and agrees to indemnify and hold the Landlord harmless from and against any and all claims for brokerage commissions arising out of any communications or negotiations had by the Tenant with any broker, other than Swisher Commercial, regarding the Leased Premises or any other premises in the Building and/or the consummation of this Lease.  Landlord agrees to pay Swisher Commercial, a market commission pursuant to the terms of a separate agreement.

ARTICLE 34.  CAPTIONS.  The captions to the Articles of this Lease are for convenience and reference only and shall not in any way modify or control the meaning of the provisions to which they relate.

ARTICLE 35.  ENTIRE AND BINDING AGREEMENT.  This Lease contains all of the agreement between the parties hereto, and it may not be modified in any manner other than by agreement in writing signed by all the parties hereto or their successors in interest.  The terms, covenants, and conditions contained herein shall inure to the benefit of and be binding upon the Landlord and the Tenant and their respective successors and assigns, except as may be otherwise expressly provided in this Lease.

ARTICLE 36.  JOINT AND SEVERAL OBLIGATIONS.  If the Tenant or any assignee of the Tenant’s interest is more that one person or entity, their obligations hereunder and under law shall be joint and several.

ARTICLE 37.  FORCE MAJEURE.  The commencement of the term hereof and the time within which any of the parties hereto shall be required to perform any acts under this Lease shall be extended to the extent that the performance of such act shall be delayed by acts of God, fire, windstorm, flood, explosion, collapse of structures, riot, war, labor disputes, delays or restrictions by governmental bodies, inability to obtain or use necessary materials, or any cause beyond the reasonable control or such party; provided, however, that the party entitled to such extension hereunder shall give prompt notice to the other party of the occurrence causing such delay and the in absence of prompt notice, such party shall be deemed to have waived the right to thereafter assert force majeure with respect to such event.  After the commencement of the term hereof, the provisions of this Article shall not operate to excuse Tenant from prompt payment of rent or any other payments required by the terms of this Lease.

ARTICLE 38.  APPLICABLE LAW.  This Lease should be construed under the laws of the State of Michigan.  If any provision of this Lease, or portion thereof, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

ARTICLE 39.  NET LEASABLE FLOOR AREA.

For purposes of this Lease, the term “net leasable floor area” shall mean the total number of square feet of floor area in the Building, which is 29,678 square feet.

ARTICLE 40.  LANDLORD DEFINED.

(a)  The term “Landlord” as used in this Lease means only the owner of the Building or the owner of a leasehold interest in the Building or the Building and land thereunder so that in the event of (i) a conveyance of the Building, (ii) a demise of the Building or said land and the Building, or (iii) an assignment of a leasehold interest in the Building or said land and the Building or of this Lease, except an assignment given as security under which title has not yet vested in the secured party by reason of the Landlord’s defaults, (collectively a “Transfer”), the Landlord shall be and hereby is entirely free and relieved of all obligations of the Landlord subsequently accruing other than the return of the Security Deposit until transferred to the new landlord.  Such a Transfer shall not affect the obligations of the Tenant under this Lease.  Upon receipt of a commercially reasonable assignment and assumption agreement, the Tenant shall attorn to the transferee from the date Tenant receives written notice of the Transfer.

(b)  Any securities given by the Tenant to the Landlord to secure performance of the Tenant’s obligations hereunder may be assigned and transferred by the Landlord to such successor in interest of the Landlord;  and, upon acknowledgement by such successor of receipt of such security and its express assumption of the obligation to account to the Tenant for such security in accordance with the terms of this Lease, the Landlord shall thereby be discharged of any further obligation relating thereto.

(c)  The Landlord’s liability with respect to any of the covenants, conditions or provisions of this Lease shall be limited to Landlord’s interest in the Building, which interest shall include casualty/condemnation proceeds, sale/financing proceeds, and the rents and other revenue generated by the Building.

ARTICLE 41.  WAIVER OF SUBROGATION.  Each party hereto does hereby remise, release and discharge the other party hereto and any officer, agent, employee or representative of such part, of and from any liability whatsoever hereafter arising from loss, damage or injury to its property (included the Building) caused by fire or other casualty for which insurance is carried by the injured party at the time of such loss, damage or injury or was required to be carried by such party under the terms of this Lease.

ARTICLE 42.  TENANT IMPROVEMENTS.  Landlord shall provide a turnkey build-out, in accordance with the terms of the Work Letter attached hereto as Exhibit “A-2”. Landlord acknowledges and agrees that, as part of the Landlord’s Work, Landlord shall:  (a) provide a picnic table near the entrance to Leased Premises; (b) repair all cracks in the sidewalk surrounding the Building; and (c) remove and replace the dead tree near the Building.

ARTICLE 43.  OCCUPANCY DATE.  It is anticipated that Landlord will provide occupancy within ninety (90) days of the latter of Lease execution and agreement on space plan and scope of work.

ARTICLE 44.  RENT ABATEMENT.  The first three (3) months of said Lease shall be free of base rent.

ARTICLE 45.  EARLY ACCESS.  Tenant shall have up to thirty (30) days for set-up time prior to commencement of Lease.  Early access shall be at no charge to Tenant and shall not trigger commencement of Lease.

ARTICLE 46.  RIGHT TO RENT.  Tenant shall have the right to rent any vacant and contiguous suite.  Any expansion suite lease terms shall be the same terms and conditions as for the initial premises, as agreed by both Landlord and Tenant.  Rent will begin on expansion suite when the suite is available for occupancy.  Expiration of the expansion suite shall be coterminous with the initial space, but the overall lease must have a minimum of a three (3) year term remaining.  Landlord shall provide a pro rata tenant improvement allowance for each expansion.

ARTICLE 47.  LANDLORD CLAIMS.  Any claims by Landlord, including but not limited to Tenant’s obligations, if any, to maintain or repair the Leased Premises or to make improvements or alterations or to remove or restore such items must be represented in writing by Landlord to Tenant within sixty (60) days (which time is of the essence) after expiration or termination of this Lease or shall be deemed irrevocably waived.

IN WITNESS WHEREOF, the Landlord and the Tenant have executed this Lease as of the day and year first written above.

“Landlord”
McMullen SPE, LLC

By:	McMullen SPE2, Inc., a Michigan Corporation, Manager

By:	/s/ Thomas B. McMullen
Thomas B. McMullen

Title:	President

Date:	February 4, 2014

“Tenant”
Esperion Therapeutics, Inc.

By:	/s/ Tim Mayleben
Tim Mayleben

Title:	President & CEO

Date:	February 4, 2014

EXHIBIT A-1, page 1 B “())’ z 0 I m ::u 0 0 (j) ::u lJ m(<) m :rJ m (-i) 0 (m),(z) ““ (0)z 0 (/) (/) 0 c -i I .,! lg ‘i “‘ I

EXHIBIT A-1, page 2 The Ponds South - Esperion 12/23/13 Finish Meeting Carpet Manufacturer: Interface Style: Exposed Color: 8686 Brick Yard Glass Mosaic Tile Manufacturer: Oceanside Style:Blue Color: Oasis Size 3/4” x 3-3/8” Brick Source: Virginia Tile Paint Manufacturer: Benjamin Moore Color:Shaker Beige HC-45 Manufacturer: Benjamin Moore Color: TBD (to match ICI/Dusty Trail A1747) Manufacturer: Benjamin Moore Color: Tropical Oasis CSP-710 Manufacturer: Benjamin Moore Color:Jojoba AF-460 Manufacturer: Benjamin Moore Color: Barrista AF-175 Plastic laminate Manufacturer: Formica Style: Jute Gauze 7709-58 Rubber Base Manufacturer: Johnsonite Color: 09 Clay Solid Surface (Restroom Counters) Manufacturer:Corian Color: Cottage lane Stone (Breakroom Counters) Color: Brisbane Source: Dwyer Marble and Stone

EXHIBIT A-1, page 3

<u>VCT</u>
Manufacturer: Armstrong
Style: Imperial Standard Excelon
Color: 57501 Nougat

Manufacturer: Armstrong
Style: Imperial Standard Excelon
Color: 57506 Colorado Stone

Manufacturer: Armstrong
Style: Imperial Standard Excelon
Color: 51885 Granny Smith

Manufacturer: Armstrong
Style: Imperial Standard Excelon
Color: 57504 Chocolate

<u>Walk Off Carpet</u>
Manufacturer: Patcraft
Style: Walk Right In
Color: Chocolate

<u>Wood Flooring</u>
Manufacturer: Nydree
Species: Reclaimed Oak
Color: Natural
Width: 4"
Thickness: 3/8"
Finish: Urethane Finish

Esperion Work Letter  Exhibit A-2, page 1

Space Plans - Landlord and Tenant have agreed on attached floor plan and material specifications (Exhibit A-1). Hobbs & Black, at Landlord’s cost, will provide space planning subject to mutual approval by Landlord and Tenant. Construction Drawings - Landlord agrees to provide all materials and labor for the turn-key build-out of the Premises pursuant to the attached floor plan and specifications, except for items on Exhibit A-2, Page 4 which will be paid for by Tenant. Based upon the attached floor plan and specifications, Hobbs & Black will provide, at Landlord’s cost, working drawings, subject to mutual approval by Landlord and Tenant (as approved the “Plans”). All work contemplated by the attached floor plan and specifications and the Plans is referred to as the “Landlord’s Work”. The Landlord will complete the Landlord’s Work in a good workmanlike manner and in compliance with all applicable laws. Work Schedule - Landlord and Tenant will mutually agree to a work schedule within five (5) business days of execution of lease. Landlord will deliver a timetable of planning and completion of Landlord’s Work. Timetable will reflect dates agreed upon in lease article 3. Construction Management - Construction Management will be done by McMullen Realty Co. Construction Representatives - The landlord acknowledges that Jeff Loveland or Donald Elliott will represent the landlord and George Evans will represent the tenant. Weekly Construction Review Meetings - It is agreed that weekly construction meetings will be held at a time mutually agreed upon by landlord and tenant. Change Orders - Changes or additions to the scope of work, after the signing of the lease, and approval of the Plans, will be handled by a mutually agreed upon change order signed by both parties. Change orders will include a 10% overhead fee. Commencement Date and Substantial Completion - The Commencement date will be established pursuant to Article 3 of the Lease. For purposes of determining such Commencement Date, the Landlord’s Work will be deemed substantially completed when (a) all work is completed, other than decoration and minor punch list work and adjustments which do not materially interfere with Tenant’s access and use of the Premises,and (b) pursuant to final inspection. Tenant shall have early access to the Premises ten (10) business days prior to the Commencement Date. Tenant Delays - For purposes of this Work Letter Agreement, “Tenant Delays” means any delay in construction process caused by tenant’s request for materials, finishes, or installation which are not readily available or which are incompatible with landlord’s standard specifications for tenant improvements for the development, or if any other act or failure to act by tenant, tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of tenant. Landlord Delays - Any delays by the landlord or McMullen Realty’s subcontractors caused by lack of planning or performance. Force Majeure Delays - For purposes of this Work Letter “force majeure delays” means any actual delay in construction of Landlord’s Work, which is beyond the reasonable control of landlord or tenant as the case may be, as described in Article 37 of the lease. Delivery of Possession - As provided for in Article 3 “Term” of the lease. Walk-through and Punch List - Landlord agrees to a punch list walk through upon “substantial completion” with Hobbs & Black and a Landlord and Tenant representative. Landlord agrees to complete list within 30 days thereafter. Payments - Landlord shall provide Tenant with an initial construction estimate prior to execution of the lease. The Landlord shall pay for the full cost of the Landlord’s Work, except that Tenant agrees to contribute $59,054.64 as compensation for Tenant’s selection of certain materials above the Landlord’s building standard materials (the “Additional Tenant Improvements”). Such payments will be due by Tenant to Landlord within 30 days after the Commencement Date. In the event of any change orders approved by the Tenant in writing, the additional cost set forth in such change orders will be due within 30 days after the Commencement Date. All other payments will be covered by lease article 29. Landlord shall provide a final cost accounting of actual construction costs to Tenant within thirty (30) days after the Commencement Date.

Tenant Responsibilities:•Data and Communication - Services, Installation, and wiring •All cost associated with access control/burglar and fire alarm systems •All furniture needs including reception area •Server Room fire suppression needs •Refrigerator & Microwave Other - HVAC will be retro-fitted to new space plan. No new RTU’s or additional stand alone units are provided in this contract. Warranty - Landlord hereby warrants the Landlord’s Work for one (1) year after full completion against defective, faulty, or improper workmanship and /or materials. During such warranty period, Landlord, at its sole cost, shall promptly repair any defects in the Landlord’s Work.

EXHIBIT A-2, page 4

Client Name: Esperion- TI's
Address: 3891 Ranchero Dr
Job:
Date: 1/16/2014

Description of Work	Cost	Comments
Raise ceiling incl exterior wall work as close to 9' as possible	$7,000.00	
Electical work needed for ceiling work	$5,000.00	
Hvac work required to raise ceiling	$2,000.00	
Upgrade ceiling tile to Tegular tiles	$9,200.00	
Upgrade flooring - carpet squares and wood plank	$22,637.64	
Upgrade break room top to Granite	$2,800.00	Includes credit for standard top
Upgrade to tiled backsplash-break room	$756.00	
Upgrade bathroom tops to corian with sinks	$2,500.00	Includes credit for standard tops
Add cabinets to bathrooms per plan	$1,800.00	Estimated per design
	$0.00	
	$0.00	
	$0.00	
	$0.00	
	$0.00	
	$0.00	
	$0.00	
	$0.00	
	$0.00	
	$0.00	
	$0.00	
	$0.00	
	$0.00	
	$0.00	
	$0.00	
	$0.00	
Overhead	$5,361.00	
Total:	$59,054.64	

[signature] 2-3-14
Client Authorization Date

[signature] Feb 4, 2014
Acceptance by McMullen Properties Date

Exhibit “B” Units 20, 21 and 22 Legal Description Land situated in the Township of Pittsfield, County of Washtenaw, Michigan and described as follows: Units 20, 21 and 22, Valley Ranch Business Park, a condominium, according to the Master Deed recorded in Liber 2583, Pages 790-848, inclusive, Washtenaw County Records, as amended by first Amendment to Master Deed recorded in Liber 2719, pages 567 through 577, inclusive, Washtenaw County Records, as amended by any amendments thereto, and designated as Washtenaw County Condominium Subdivision Plan No. 159, together with rights in general common elements and limited common elements as set forth in the above Master Deed and as described in Act 59 of the Public Acts of 1978.

EXHIBIT “C” RULES AND REGULATIONS Tenant shall comply with, and shall not permit any violation of the following Rules and Regulations as the same may be reasonably amended by Landlord from time to time: 1. The common or public areas of the building and grounds shall not be obstructed or used for any purpose other than ingress and egress to and from the Leased Premises. Parking areas shall be used only for transient parking by tenants, their employees and invitees, and shall not be used to store vehicles or for parking large commercial or recreational vehicles. 2. Nothing shall be attached to the interior or exterior of the building outside the Leased Premises without the prior written consent of the Landlord. Standard building blinds shall be used in such windows as shall be designated by Landlord. No other blinds, drapes, curtains, shades, screens or other objects shall be attached to or hung in, or used in connection with, any window or door of the Lease Premises without the prior written consent of Landlord. 3. Except for signage permitted under the terms of the Lease, no sign or other representation shall be placed outside any part of the Leased Premises, or inside the Leased Premises if the same will be visible from outside the Leased Premises, without the prior written consent of the Landlord. Landlord will provide standard tenant identification in the building directories, if applicable. 4. Other than during the ordinary course of business, all deliveries and removals of furniture, and large equipment must take place after notice to Landlord during such hours and in such manner as Landlord may reasonably determine from time to time. Tenant shall be responsible for all damage or injury resulting from the delivering or removal of all articles into or out of the Leased Premises. 5. No load shall be placed on the floor of the Leased Premises in excess of limits which the floor was designed to hold. Tenant’s equipment shall be placed and operated only in such locations as shall be approved by Landlord. 6. Except in compliance with applicable law, no article deemed hazardous on account of fire or having other dangerous properties or any explosive shall be brought into the building or Leased Premises. No vehicles or animals of any kind shall be brought into the building or within the Leased Premises. 7. Other than what is consistent with normal office interior decorating or that which would otherwise qualify as a Cosmetic Alteration under the terms of the Lease, no marking, painting, drilling, boring, cutting or defacing of the Leased Premises or the building will be permitted without the prior written consent of Landlord and as it may direct. Nothing shall be attached to the floor by adhesive without the written permission of the Landlord. 8. Except for Tenant’s computer and telecommunications wiring, no electric or other wires shall be brought into the Leased Premises and the electrical system and light fixtures in the building and the Leased Premises shall not be disturbed without Landlord’s permission specifying the manner in which same may be done. 9. The toilets and other plumbing fixtures shall not be used for any purpose other than those for which they are designed, and no sweepings, rubbish or other similar substance shall be deposited therein. 10. No noise, vibration or odor shall be produced upon or from the Leased Premises which is observable outside the Leased Premises. Nothing shall be thrown out of the doors or windows or down the passageways. 11. The Leased Premises shall not be used, or permitted to be used, for lodging or sleeping or for the possession, sale or furnishing of liquor or narcotics. No tenant shall engage or pay any employees on the Leased Premises except those actually working for such tenant on the Leased Premises. 12. Canvassing, soliciting and peddling in the building is prohibited, and each tenant shall cooperate to prevent the same. 13. Landlord is not responsible for mail boxes or for any damage or delay which may arise from the use thereof. Landlord will not be responsible for lost or stolen property except for Landlord’s negligence or neglect. 14. Upon closing the Leased Premises at any time, all doors shall be locked and all windows shall be closed. No additional locks or bolts of any kind shall be placed upon any of the doors or windows nor shall any changes be made in existing locks or the mechanisms thereof. Upon the termination of occupancy, all keys of offices and restrooms shall be returned to Landlord, and in the event of the loss of any keys furnished by Landlord, the tenant shall pay to Landlord the cost thereof. Landlord may retain a pass key to the Leased Premises and shall be allowed admittance thereto at all reasonable times with prior reasonable notice. 15. The requirements of tenants will be attended to only upon application at the office of the building management. Landlord’s employees shall not perform work outside of their regular duties, unless under special instruction from Landlord. 16. In the event of any inconsistency between the terms of these Rules and Regulations and the terms of the Lease, the terms of the Lease shall control and supersede these Rules and Regulations.

HOBBS+ BLACK ARCHITECTS August 5, 2013 Jeff Loveland Operations Manager McMullen Properties 825 Victors Way, Suite 150 Ann Arbor, Ml48108 RE: 3891 Ranchero Drive Dear Jeff: Hobbs+Biack Associates is the Architect of Record for this building, and the Interior construction of the tenant suites. We are familiar with the building, and have seen no evidence of any structural defects. We have reviewed the Phase One Site Assessment dated June 18, 2013 and see no evidence of previous or present air, water, or soil contamination or pest infestation. Feel free to contact me if you have any questions. Sincerely, Steve Dykstra Vice President ,, 1-•. •• •: i. •,.,.,_

HOBBS+BLACK ASSOCIATES INC ARCHITECTS I ENGINEERS I INTERIOR DESIGNERS P.734.663.4189 F.734.663.1770 100 N. State Street Ann Arbor, Michigan 48104 www.hobbs•black.com ANN ARBOR 1 LANSING 1 PHOENIX ;, ‘